Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE SELLS DANOPREVIR RIGHTS TO ROCHE FOR $175 MILLION

— Conference Call and Webcast Today at 4:30 p.m. EDT —

BRISBANE, Calif., October 6, 2010 — InterMune, Inc. (NASDAQ: ITMN) today announced that it has sold worldwide development and commercialization rights to danoprevir (also known as RG7227 or ITMN-191) to Hoffman-La Roche Inc. and F. Hoffman-La Roche Ltd. for $175 million in cash. In connection with this transaction, the collaboration agreement that InterMune and Roche entered into in October 2006 has been terminated. In addition, the companies are actively exploring ways to continue their ongoing work together on other HCV research programs. InterMune noted that as a result of this transaction, the company will make no further investment in danoprevir and that, including net proceeds from the transaction, it currently expects to have a cash balance of approximately $290 million at the end of 2010.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “After conducting a careful review of our strategy and financial position, we have decided to divest our rights to danoprevir to Roche. This transaction provides a very substantial non-dilutive cash infusion that allows us to continue to independently and aggressively pursue the registration and commercialization of pirfenidone in the US and EU, and eliminates our obligation to make significant ongoing investments related to the further development and commercialization of danoprevir. We are now in a very strong financial position that provides us with the resources and flexibility to maximize the value of pirfenidone, our largest and nearest-term value creation opportunity.”

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EDT to discuss the transaction. Interested investors and others may participate in the conference call by dialing 866-408-9480 (U.S.) or 706-643-9223 (international), conference ID# 16402032. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 16402032. The webcast will remain available on the company’s website until the company’s next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY). A Marketing Authorization Application (MAA) for pirfenidone is under review by the European Medicines Agency (EMA). The hepatology portfolio includes next-generation HCV protease inhibitor and NS5A research programs. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to projected cash balances and the likelihood of regulatory success for the use of pirfenidone for the treatment of IPF. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon these data, in combination with the other efficacy and safety results the company has submitted in support of its New Drug Application (NDA) and MAA filings. Furthermore, while the Pulmonary-Allergy Drugs Advisory Committee (PADAC) voted 9 to 3 to recommend that the U.S. Food and Drug Administration (FDA) approve pirfenidone to reduce decline in lung function in patients with IPF, this result was not binding on the FDA and the FDA subsequently issued a Complete Response letter requesting an additional clinical trial to support the efficacy of pirfenidone in IPF. While we intend to continue to work diligently with the FDA to determine a regulatory path forward with respect to pirfenidone in the United States, we do not know whether the FDA will ultimately grant InterMune approval for the use of pirfenidone for the treatment of IPF, irrespective of whether InterMune conducts an additional clinical trial as requested by the FDA in the Complete Response letter.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 15, 2010 (the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to significant regulatory, supply and competitive barriers to entry with respect to Actimmune; (iii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues; (iv) risks related to achieving positive clinical trial results for the company’s product candidates; (v) risks related to timely patient enrollment and retention in clinical trials involving the company’s product candidates; (vi) the results of the InterMune CAPACITY trials of pirfenidone differ in some respects from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the FDA or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (vii) the results as reported by Shionogi concerning their Phase 3 trial of pirfenidone for the treatment of IPF may differ from those published or presented in a peer-reviewed forum; and (viii) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

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